Exhibit 99.1

Investor and Media Inquiries: Michael A. Hajost (610) 208-3476 mhajost@cartech.com

CARPENTER TECHNOLOGY REPORTS SECOND QUARTER RESULTS

•	Second quarter net sales excluding raw material surcharge up 34% from a year earlier on 43% higher volume.

•	Second quarter net income $9.3 million or $0.21 per diluted share.

•	On track to achieve fiscal year goals for revenue growth and operating margin improvement.

•	Acquisition of Amega West effective December 31, 2010.

WYOMISSING, Pa., January 25, 2011 — Carpenter Technology Corporation (NYSE:CRS) today reported net income attributable to Carpenter of $9.3 million or $0.21 per share for the quarter ended December 31, 2010. This compares to net income of $3.5 million or $0.08 per share for the same quarter a year earlier.

Second quarter earnings benefited from a lower tax rate due to the retroactive extension of the research and development tax credit, which was largely offset by Amega West transaction costs, unplanned equipment outages and customer requested volume shifts into the third quarter.

Free cash flow for the quarter was negative $89.9 million including the impact of the Amega West acquisition and further inventory build. The higher inventory is mostly needed to support strong expected second half shipments. In certain areas, there was a build-up of excess inventory that will be reduced over the second half of the year.

“We are pleased with the continued strong volume and revenue momentum, which we expect to carry over into the second half of our fiscal year,” said William A. Wulfsohn, President and Chief Executive Officer. “Our operating margins should noticeably improve over the next several quarters as pricing and mix improvement efforts hit the bottom line. We remain on track to achieve our fiscal year goals for revenue growth and operating margin improvement.”

“Longer term, we are increasingly excited about how we are positioned for growth in our key end-markets of aerospace and energy. In aerospace, we expect to benefit from a strong projected build rate, a higher material content per plane and increasing overall market share with customers who are also improving their position in the industry. In energy, our recently announced acquisition of Amega West gives us a stronger position in the fast growing oil and gas market with key customers, and expands the opportunities for our high-end alloys.”

Second Quarter Results

Financial highlights for the second quarter include:

(in millions, except per share amounts & pounds sold)	2Q FY 2011	2Q FY 2010	YTD FY 2011	YTD FY 2010

Net Sales	$375.6	$263.8	$727.3	$497.5

Net Sales Excluding Surcharge (a)	$277.0	$207.3	$540.7	$395.2

Operating Income Excluding Pension Earnings, Interest and Deferrals (a)	$20.9	$11.5	$43.8	$7.7

Net Income (Loss) Attributable to Carpenter	$9.3	$3.5	$16.9	$(5.9)

Diluted Earnings (Loss) per Share	$0.21	$0.08	$0.38	$(0.14)

Net Pension Expense per Diluted Share (a)	$(0.21)	$(0.21)	$(0.43)	$(0.42)

Free Cash Flow (a)	$(89.9)	$6.9	$(136.4)	$24.7

Pounds Sold (000)	52,732	36,904	100,922	71,462

(a) non-GAAP financial measure that is explained in the attached tables

Net sales for the second quarter were $375.6 million, up 42 percent from the prior year. Excluding surcharge revenue, net sales were $277.0 million, up 34 percent from a year ago. Total pounds sold in the second quarter were 43 percent higher than the fiscal year 2010 second quarter.

Gross profit was $49.1 million compared with $35.6 million in the fiscal year 2010 second quarter. The higher gross profit in this year’s second quarter was driven by significantly higher volumes and better overall cost performance, partially offset by a weaker product mix.

SG&A expenses were $37.0 million, compared with $33.6 million for the second quarter of fiscal year 2010. The year-over-year increase is primarily due to higher variable compensation expense versus the prior period. SG&A, as a percentage of sales is nearly 3 percent lower than the prior year.

Operating income for the second quarter was $12.1 million compared with $2.0 million a year earlier. Excluding surcharge revenue and pension earnings, interest and deferrals (EID), operating margin was 7.5 percent for the quarter compared to 5.5 percent in the fiscal year 2010 second quarter.

Other income was $3.0 million compared to $6.7 million in the fiscal year 2010 second quarter. The reduction is primarily due to the close out of the Continued Dumping and Subsidy Offset Act of 2000 (CDSOA) program, which contributed $5.8 million in the prior year versus only $0.4 million in the current period.

The provision for income tax was $1.4 million or 13 percent of pre-tax income, reflecting the impact of the recent retroactive extension of the R&D tax credit. This compares to $0.7 million or 17 percent of pre-tax income a year ago. The full fiscal year tax rate is now expected to be about 24 percent.

Net income attributable to Carpenter was $9.3 million or $0.21 per diluted share, compared with second quarter net income of $3.5 million or $0.08 per diluted share in fiscal year 2010.

Free cash flow, which we define as cash from operations less capital expenditures and dividends, and the net cash impact from the purchase and sale of businesses, was a negative $89.9 million in the quarter. The negative cash flow mainly reflects the Amega West acquisition and an increase in inventory levels to support second half customer demand. Cash flow performance is expected to improve over the second half of the year.

Markets:

Aerospace market sales were $150.2 million in the second quarter, up 27 percent compared with the same period a year ago. Excluding surcharge revenue, aerospace sales were up 24 percent on 32 percent higher volume. Aerospace results reflect the fifth consecutive quarter of strong demand for engine components and returning demand for titanium fastener material. Channel activity within the nickel and stainless fastener segments still indicates a pick-up in fastener demand during the second half of the fiscal year.

Industrial market sales were $88.2 million, up 60 percent compared with the second quarter of fiscal year 2010. Excluding surcharge revenue, industrial sales increased 42 percent on 48 percent higher volume. The year-over-year growth reflects increased demand and supply chain restocking for materials that go into niche industrial applications.

Energy market sales of $41.8 million increased 104 percent from the second quarter a year earlier. Excluding surcharge revenue, energy market sales increased 90 percent on 104 percent higher volume. The increase reflects sharply higher demand for materials used in oil and gas applications and recovering demand for high value materials used in industrial gas turbines.

Consumer market sales were $35.7 million, an increase of 49 percent from the second quarter of fiscal year 2010. Excluding surcharge revenue, sales increased 33 percent on 30 percent higher volume. Increases in volumes and revenues are due to demand for fasteners and electronic components used within housing and appliances.

Automotive market sales were $33.7 million, an increase of 42 percent from a year earlier. Excluding surcharge revenue, automotive sales rose 24 percent as volumes increased 36 percent. The growth rates reflect continued sales of lower value materials used in valves, combined with renewed demand growth for materials used in high value turbo charger products and fuel system components.

Medical market sales were $26.0 million in the second quarter, up 18 percent from a year ago. Excluding surcharge revenue, medical market sales increased 20 percent on 26 percent higher volume. Increased sales of high-end stainless products outpaced demand growth of the higher value titanium and cobalt materials.

International sales in the second quarter were $122.0 million, an increase of 42 percent compared with the same quarter a year earlier. Sales in Europe were up 47 percent on 61 percent higher volume driven mainly by increased demand in Aerospace, Energy and Automotive. Asia revenues increased 39 percent on 62 percent higher volume driven by significant broad based growth in most markets with particular strength in the energy and automotive sectors. Total international sales in the quarter represented 32.5 percent of total sales, unchanged from the prior year.

Pension Effects

During the second quarter, the Company recorded expense associated with its pension and other post retirement benefit plans of $15.1 million or $0.21 per diluted share which reflects our planned non-cash net pension expense for fiscal 2011 of $61 million, or $0.85 per diluted share. The expense will be allocated equally through the fiscal year. The Company will make a cash contribution of approximately $4 million in the fourth quarter of fiscal year 2011.

Non-GAAP Financial Measures

This press release includes discussions of financial measures that have not been determined in accordance with U.S. generally accepted accounting principles (“GAAP”). The non-GAAP financial measures, accompanied by reasons why the Company believes the measures are important, are included in the attached schedules.

Conference Call

Carpenter will host a conference call and webcast today, January 25, at 10:00 a.m., ET, to discuss financial results and operations for the fiscal first quarter. Please call 610-208-2222 for details of the conference call. Access to the call will also be made available at Carpenter’s web site (http://www.cartech.com) and through CCBN (http://www.ccbn.com). A replay of the call will be made available at http://www.cartech.com or at http://www.ccbn.com.

About Carpenter Technology

Carpenter produces and distributes specialty alloys, including stainless steels, titanium alloys, and superalloys. Information about Carpenter can be found on the Internet at http://www.cartech.com.

Forward Looking Statements

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter’s filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2010 and the quarterly report on Form 10-Q for the quarter ended September 30, 2010 and the exhibits attached to those filings. They include but are not limited to: 1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, industrial, automotive, consumer, medical, and energy, or other influences on Carpenter’s business such as new competitors, the consolidation of competitors, customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries; 2) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; 3) the ability to recoup increases in the cost of energy, raw materials, freight or other factors; 4) domestic and foreign excess manufacturing capacity for certain metals; 5) fluctuations in currency exchange rates; 6) the degree of success of government trade actions; 7) the valuation of the assets and liabilities in Carpenter’s pension trusts and the accounting for pension plans; 8) possible labor disputes or work stoppages; 9) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; 10) the ability to successfully acquire and integrate acquisitions; 11) the availability of credit facilities to Carpenter, its customers or other members of the supply chain; 12) the ability to obtain energy or raw materials, especially from suppliers located in countries that may be subject to unstable political or economic conditions; 13) our manufacturing processes are dependent upon highly specialized equipment located primarily in one facility in Reading, Pennsylvania for which there may be limited alternatives if there are significant equipment failures or catastrophic event; and (14) our future success depends on the continued service and availability of key personnel, including members of our executive management team, management, metallurgists and other skilled personnel and the loss of these key personnel could affect our ability to perform until suitable replacements are found. Any of these factors could have an adverse and/or fluctuating effect on Carpenter’s results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.